EIS International, Inc. and Subsidiaries
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                                                                      Exhibit 11

                 Statement Re Computation of Per Share Earnings
                  (In thousands, except for per share amounts)


                                                                                  Three Months
                                                                                 Ended March 31,
                                                                             -----------------------
                                                                                1997         1998
                                                                             ----------   ----------
Net income (loss)                                                            $  (3,522)    $   1,019
                                                                             ==========   ==========

Weighted average number of common shares outstanding - Basic:                   11,143        11,546
     Dilutive effect of stock options and warrants                                 ---           263
                                                                             ----------   ----------
Weighted average number of common shares outstanding - Diluted:                 11,143        11,809
                                                                             ==========   ==========
Basic income (loss) per share:                                               $  (0.32)     $   0.09
Diluted income (loss) per share:                                                (0.32)         0.09




(a) For the three months ended March 31, 1997, the assumed exercise of stock options and warrants has not been included in the calculation as they would be anti-dilutive.